Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

Mid-Southern Bancorp, Inc. Announces Voluntary Nasdaq Delisting and SEC Deregistration

Salem, Indiana – August 2, 2023: Mid-Southern Bancorp, Inc. (“Company”) (Nasdaq:MSVB), the holding company for Mid-Southern Savings Bank, FSB (“Bank”), announced its voluntary decision to delist its common stock from The Nasdaq Stock Market LLC (“Nasdaq”) and its intent to deregister its common stock with the Securities and Exchange Commission (“SEC”).

The Company has notified Nasdaq of its intent to voluntarily delist and withdraw the registration of its common stock with the SEC. The Company intends to file a Form 25 (Notification of Removal from Listing) with the SEC on August 14, 2023, and expects the last trading day on Nasdaq will be on August 14, 2023. Following delisting from Nasdaq, the Company expects its common stock will be quoted on the OTCQX Market beginning on August 15, 2023 and expects to retain the symbol “MSVB.”

The Company also intends to file a Form 15 (Certification and Notice of Termination From Registration) with the SEC on or about August 24, 2023. Upon filing, the Company’s obligation to file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately and will terminate when deregistration becomes effective 90 days after the Form 15 is filed.

The Board of Directors’ decision to delist and deregister the Company’s common stock was based on the conclusion that the significant costs and regulatory compliance burden outweigh the benefits of remaining an SEC-reporting, Nasdaq-listed company.

The Company will continue to provide stockholders with an annual report containing audited consolidated financial statements, and quarterly interim financial information will be made available on the Company’s website at www.mid-southern.com.  The Bank will also continue to file quarterly Call Reports with the Federal Deposit Insurance Corporation, which are available at www.fdic.gov.

About the Company

Mid-Southern Bancorp, Inc. is the parent of Mid-Southern Savings Bank, FSB. The Bank is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

August 2, 2023

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on assumptions and may describe future plans, strategies and expectations of the Company. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and change in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.